Exhibit 10.2

DESCRIPTION OF THE COMPANY’S

2006 FISCAL YEAR MANAGEMENT INCENTIVE COMPENSATION PLAN

On September 14, 2005, the Compensation Committee of the Board of Directors of Transaction Systems Architects, Inc. (the “Company”) approved the 2006 Fiscal Year Management Incentive Compensation Plan (the “2006 MIC Plan”).  The 2006 MIC Plan will be implemented in the Company’s 2006 fiscal year beginning October 1, 2005 and will apply to all of the Company’s employees eligible for a management incentive bonus (“MIC Bonus”).

The objective of the 2006 MIC Plan is to encourage certain management level personnel to contribute toward the attainment of the consolidated financial goals for fiscal year 2006 based on corporate, segment and/or channel specific targets, or specific individual performance attainment requirements.   The MIC Bonus opportunity is based on targets for five periods (each a “target period”) comprised of the Company’s four fiscal quarters and its fiscal year end.  If the minimum targets are not achieved for a target period, no MIC Bonus is paid for that period.  Earned MIC Bonuses are paid quarterly, with the annual MIC Bonus paid at the same time as the fourth quarter payout.  MIC Bonuses are paid in cash.  A MIC Bonus payout may be more or less than 100% (up to a maximum of 200%) depending on the level of attainment as set forth in the table below:

Target Attainment Percentage	MIC Bonus Payout Percentage
91% Attainment	10%
95% Attainment	50%
100% Attainment	100%
105% Attainment	150%
108.33% Attainment	200%

A participant in the 2006 MIC Plan must be employed by the Company on the last day of the target period to be eligible to receive the MIC Bonus payout for the target period.  If a participant’s employment is terminated for any reason prior to the end of any target period, the participant will not be eligible to receive a MIC Bonus for that particular period or any subsequent target period.

The Company reserves the right at any time during the 2006 MIC Plan year to: (a) amend or terminate the plan in whole or in part, (b) revoke any eligible employee’s right to participate in the 2006 MIC Plan, and (c) make adjustments to targets at any time during the 2006 MIC Plan year.

Under the 2006 MIC Plan, the annual bonus compensation for the senior corporate executives will be based on certain Company-level financial performance measures, and for the segment-level senior corporate executives, a combination of segment-level financial performance (or channel-level performance) and Company-level performance.

The table below summarizes the 2006 fiscal year Company-level and segment-level financial performance measures and the range of weighting for such performance measures:

Senior Corporate Executives

Performance Measure	Performance Measure Weighting Range
Company-Level Performance Measures:
• Revenue	12.5% - 30%
• Operating Margin.	12.5% - 40%
• Recurring Revenue	0% - 30%

Segment-Level Performance Measures:
• Segment (Channel) Revenue	20% - 25%
• Segment (Channel) Operating/Contribution Margin	10% - 30%
• Segment (Channel) Recurring Revenue	0% - 30%

For the other participants in the 2006 MIC Plan (excluding senior corporate executives), the annual bonus compensation will be based on a combination of some or all of the following:  Company-level financial performance measures, segment-level (or channel-level) financial performance measures and specific targets for the individual which will be set by their direct managers.  The weighting of the performance measures will vary for the other 2006 MIC Plan participants depending on the respective business segment in which they are employed.